Exhibit 99.1

Millipore Announces New Chief Financial Officer

Charles Wagner to succeed Kathleen Allen, effective August 15, 2007

BILLERICA, Mass. – May 2, 2007 – Millipore Corporation (NYSE:MIL), a leading provider of products and services that improve productivity and results in biopharmaceutical manufacturing and in clinical, analytical and research laboratories, today announced that Charles Wagner has been appointed to succeed Kathleen Allen as the Company’s Chief Financial Officer (CFO). Mr. Wagner will assume the role on August 15, 2007, and Ms. Allen will stay on with Millipore through February 18, 2008 to assist with the transition.

“After more than 23 years with Millipore and seven as our CFO, Kathy has decided it is time to pursue life outside of the Company,” said Martin Madaus, Chairman & CEO of Millipore. “During Kathy’s long and successful career at Millipore, she has made tremendous contributions to the success of the company. She has built a strong finance organization, an excellent internal control environment, and a talented IT organization. While we are sorry to see Kathy leave, we wish her the very best in her future endeavors.

“We are well positioned with a ready successor in Charlie Wagner. He has been a key architect of our new strategic direction and he has spearheaded our successful M&A activities over the past two years. Most recently, Charlie has led the substantial company-wide program to integrate Serologicals into Millipore. Charlie brings great skills and experience to the CFO role, and we are planning for a smooth transition as we execute our exciting growth strategy.”

Mr. Wagner is currently the Vice President, Strategy and Corporate Development for Millipore. He holds a Bachelor of Science degree in accounting from Boston College, and began his career in public accounting at Coopers & Lybrand. Mr. Wagner also worked in Corporate Finance for Millipore before obtaining his Master of Business Administration degree from Harvard University. Later, he advised companies on growth strategy and acquisitions as a Manager and Consultant for Bain & Company before rejoining Millipore in 2002 to head the company’s strategy and corporate development activities.

Quarterly Earnings Call

Millipore will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Time today. The call can be accessed through Millipore’s website: http://www.millipore.com. A replay of the call will be archived on the Investor Relations section of the website and will also be available via telephone by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code: 3836444. The telephonic replay will be available beginning at 8:00 p.m. ET on May 2, 2007 until 11:59 p.m. ET on May 5, 2007.

About Millipore

Millipore is a leading provider of products and services that improve productivity and results in biopharmaceutical manufacturing and in clinical, analytical and research laboratories. The Company is organized in two operating divisions. Its Bioprocess Division helps pharmaceutical and biotechnology companies to optimize their manufacturing productivity, ensure the quality of drugs, and scale up the production of difficult-to-manufacture biologics. Its Bioscience Division helps optimize laboratory productivity and workflows by providing reagents, kits and other enabling technologies and products for life science research and development. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company is part of the S&P 500 Index and employs approximately 6,000 employees worldwide. For additional information on Millipore Corporation, please visit its website at: www.millipore.com.

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715-1527

(800) 225-3384

joshua_young@millipore.com

Lynn Garvin

Vice President, Corporate Communications

Millipore Corporation

(978) 715-1043

lynn_garvin@millipore.com